RED ROBIN GOURMET BURGERS, INC.
                    6312 SOUTH FIDDLERS GREEN CIRCLE, # 200N
                           GREENWOOD VILLAGE, CO 80111

                                  March 4, 2010

Mr. Gregory P. Taxin
Spotlight Advisors, LLC
9 West 57th Street, 26th Floor
New York, NY  10019

Mr. Vincent Darpino
Clinton Group, Inc.
9 West 57th Street, 26th Floor
New York, NY  10019

Dear Mssrs. Taxin and Darpino:

     This letter constitutes the agreement (the "AGREEMENT") among Spotlight Advisors, LLC, a Delaware limited liability company ("SPOTLIGHT") and Clinton Group, Inc., a Delaware corporation ("CLINTON"), on behalf of themselves and their respective affiliated funds, persons and entities, both current and future (collectively, the "INVESTOR GROUP") and Red Robin Gourmet Burgers, Inc., a Delaware corporation (the "COMPANY").

     WHEREAS, the Company and Investor Group have agreed that it is in their mutual interests to enter into this Agreement, among other things, to set forth certain agreements concerning the composition of the board of directors of the Company (the "BOARD") and other corporate governance matters, as hereinafter described.

     NOW, THEREFORE, in consideration of the promises and the representations, warranties and agreements contained herein, and other good and valuable consideration, the parties hereto mutually agree as follows:

     1. As promptly as practicable following the date of this Agreement (but in no event later than March 8, 2010), the Board shall:

         (a) pursuant to the powers granted to the Board under Article II of the Bylaws of the Company (the "Bylaws"), increase the size of the Board to eleven and appoint Robert Aiken ("Aiken") as a Class I director (the "Class I Director") and Lloyd Hill ("Hill") and Stuart Oran ("Oran") as Class II directors of the Company (Hill and Oran together, the "Class II Directors") to fill the new directorships so created on the Board and to serve in such capacity from such date of election through the date of, in the case of the Class I Director, the Company's 2012 annual meeting of the shareholders (the "2012 Annual Meeting") and in the case of the Class II Directors, the Company's 2010 annual meeting of the shareholders (the "2010 Annual Meeting"), and until their successors are duly elected and qualified.

March 4, 2010
Page 2

         (b) promptly after their election as directors and subject to all applicable requirements, the Board expects to appoint each New Director (as defined below) to serve on the Nominating and Governance Committee and/or the Compensation Committee, and those with suitable experience will be considered for service on the Audit Committee.

         (c) identify as promptly as is reasonably practicable one additional candidate to serve on the Board who (i) is qualified to serve on the Board under all requirements set forth in the Bylaws, (ii) is not employed by or otherwise affiliated with the Company, (iii) otherwise qualifies as "independent" in accordance with Rule 5605(a)(2) of the NASDAQ Listing Rules and (iv) shall not be an Inside Director or an Affiliated Outside Director as defined in RiskMetrics Group's Classification of Directors-2010, dated November 29, 2009 (such candidate, the "Additional Director" and together with Aiken, Hill and Oran, the "New Directors" and each a "New Director"), increase the size of the Board to twelve (assuming such appointment is in advance of the 2010 Annual Meeting) and appoint the Additional Director as a Class III director to fill the new directorship so created on the Board. Prior to such appointment, the Company shall reasonably consult with the Investor Group with regard to the identity and qualifications of the Additional Director.

         2. The Company and the Investor Group agree that the Board and the Nominating and Governance Committee thereof shall nominate and recommend each of Hill and Oran (other than in the case of her, his or their inability or refusal to serve), to stand for election as Class II directors at the 2010 Annual Meeting for terms that expire at the 2013 annual meeting of shareholders of the Company and until their successors are duly elected and qualified. The terms of Edward Harvey and Gary Singer, who have decided not to stand for re-election, shall expire at the 2010 Annual Meeting. Immediately following the 2010 Annual Meeting, the Board shall reduce the size of the Board by two; thereafter, the size of the Board shall be established as set forth in the Bylaws.

     3. The Company shall publicly  support the election to the Board of each of
the  Class  II  Directors  at  the  2010  Annual  Meeting,  including,   without
limitation, soliciting proxies in favor of their election.

     4. Immediately after the execution of this agreement, the Board shall adopt a resolution (i) approving the proposed amendment to the Company's Certificate of Incorporation (the "Company Charter") adopting a majority voting standard for the election of directors substantially in the form set forth in Exhibit A to this Agreement (the "Amendment"), (ii) recommending to the Company's stockholders the approval of the Amendment and (iii) directing that the Amendment be considered at the 2010 Annual Meeting. The Company shall publicly support the approval of the Amendment by the stockholders at the 2010 Annual Meeting, including, without limitation, soliciting proxies in favor of its approval.

     5. Consistent with its fiduciary duties, the Board shall review and modify as necessary its director compensation practices to ensure that director pay is in line with market practices and compensation levels for comparable companies.

     6. Immediately after the execution of this agreement, the Board shall adopt a resolution approving an amendment to the Company's Amended and Restated 2007 Performance

March 4, 2010
Page 3

Incentive Plan (the "Performance Amendment") that provides for a specific prohibition on certain actions that may be construed as option repricing, including cash tender offers for underwater options. The Performance Amendment shall not be amended or waived without the consent of stockholders holding a majority of the then-outstanding shares of Common Stock.

     7. Each member of the Investor Group shall (a) in the case of all shares of the Company's Common Stock (the "Common Stock") owned of record by it as of the record date for the 2010 Annual Meeting (the "Record Date"), and (b) in the case of all shares of the Common Stock beneficially owned by any member of the Investor Group as of the Record Date (whether held in street name or by some other arrangement), instruct the record holder to: in each case at the 2010 Annual Meeting, (i) publicly support and vote for the election of each of the Class II Directors; (ii) vote to abstain or against any shareholder nominations for director or shareholder proposals (whether made pursuant to Rule 14a-8 or Rule 14a-4 under the Securities Exchange Act of 1934, as amended (the "Exchange Act," and such proposals, "Shareholder Proposals")) which are not approved and recommended by the Board, (iii) publicly support and vote for the ratification of the Amendment, and (iv) publicly support and vote for ratification of Deloitte & Touche as the Company's auditors for the 2010 fiscal year.

     8. Pursuant to the powers granted to the Board under Article III of the Bylaws, no later than March 8, 2010, the Board shall form a committee responsible for identifying, interviewing, negotiating with and recommending for hire a new Chief Executive Officer ("New CEO") for the Company (the "Succession Committee"). The Succession Committee shall serve at the direction of the Board, and the full Board shall be responsible for the final decision with respect to the hiring of, and the terms of employment of, the New CEO. The Succession Committee's members shall be Pattye Moore and Mssrs. Hill, Oran, and Aiken. The Company and the Board shall not disband the Succession Committee prior to the hiring of a New CEO. The Company and Board shall provide the resources reasonably requested by the Succession Committee, including money to hire outside advisors and executive search consultants, and reasonable access to Company property and personnel for conducting its responsibilities. The Board shall not change the composition or size of the Succession Committee without the approval of a majority of the then-serving members of the Succession Committee. If a New CEO is not identified and publicly announced by December 31, 2010, the Succession Committee shall provide shareholders of the Company with a report (the "Report") on the status of the CEO search; the Report shall be updated quarterly thereafter until a New CEO has been named.

     9. Except as otherwise set forth in this Agreement, including the Investor Group's agreement to support the Company's nominees and proposals described in this Agreement, from the date of this Agreement until the earlier of (i) December 31, 2010 or (ii) the Anniversary Date (as defined below) (the "Standstill Period"), no member of the Investor Group shall:

         (a) make, or in any way participate, directly or indirectly, in any "solicitation" (as such term is used in the proxy rules of the Securities and Exchange Commission (the "SEC")) of proxies or consents, conduct or suggest any binding or nonbinding referendum or resolution or seek to advise, encourage or influence any individual, partnership, corporation, limited liability company, group, association or entity (collectively, a "Person") with respect to the voting of any of the Common Stock;

March 4, 2010
Page 4

         (b) initiate, propose or otherwise "solicit" (as such term is used in the proxy rules of the SEC) shareholders of the Company for the approval of shareholder proposals, as amended, or otherwise, or cause or encourage any person to initiate any such shareholder proposal;

         (c) propose or nominate, or cause or encourage any person to propose or nominate, any candidates to stand for election to the Board, or seek the removal of any member of the Board;

         (d) form, join or otherwise participate in a "partnership, limited partnership, syndicate or other group" within the meaning of Section 13(d)(3) of the Exchange Act (other than the group already formed between Spotlight and Clinton) with respect to the Common Stock or deposit any shares of Common Stock in a voting trust or similar arrangement or subject any shares of Common Stock to any voting agreement or pooling arrangement, or grant any proxy with respect to any shares of Common Stock (other than to a designated representative of the Company pursuant to a proxy statement of the Company);

         (e) take any public action to act alone or in concert with others to control or seek to control, or to influence or seek to influence, the management, the Board or the policies of the Company;

         (f) seek to call, or to request the call of, or call a special meeting of the shareholders of the Company, or make a request for a list of the Company's shareholders or other Company records; or

         (g) otherwise take, or solicit, cause or encourage others to take, any action inconsistent with any of the foregoing.

         (h) For the avoidance of doubt, any actions of the New Directors taken in their capacity as members of the Board shall not be deemed to violate the foregoing clauses (a) through (g).

         (i) For purposes of this Agreement, "Anniversary Date" shall mean the date that is sixty (60) calendar days prior to the first anniversary of the date the Company's proxy statement is released to shareholders in connection with the 2010 Annual Meeting (provided, however, that if the Board takes any action to amend the Bylaws in such a manner as to increase the time period prior to the Company's 2011 annual meeting of the stockholders (the "2011 Annual Meeting") by which a holder of the Common Stock must provide timely notice to the Company of
(A) its nomination of a person or persons to the Board at the 2011 Annual Meeting or (B) its proposal to bring business before the 2011 Annual Meeting (clauses (A) and (B) together "Stockholder Matters") then the Anniversary Date shall be the date ten (10) days prior to the date on which a stockholder must give notice to the Company with respect to any Stockholder Matters for the 2011 Annual Meeting.

     10. During the Standstill Period, no member of the Investor Group shall, and each of them shall not solicit, cause or encourage others to, make any comments or statements regarding the Company or its current or former officers, directors or employees, which are derogatory or

March 4, 2010
Page 5

detrimental to, or which disparage, any of the Company or its current or former officers, directors or employees, provided, however, that nothing in this Agreement to the contrary shall prohibit the Investor Group from (i) making public statements (including statements contemplated by Rule 14a-1(1)(2)(iv) under the Exchange Act), (ii) engaging in discussions with other stockholders or
(iii) soliciting, or encouraging or participating in the solicitation of, proxies or consents with respect to voting securities of the Company (so long as such discussions are in compliance with subsection 9(d) hereof) in each case with respect to any transaction that has been publicly announced by the Company involving (1) the recapitalization of the Company, (2) an acquisition, disposition or sale of assets or a business by the Company where the consideration to be received or paid in such transaction requires approval by the holders of the Common Stock or (3) a change of control of the Company. During the Standstill Period, neither the Company nor any of its officers or directors shall, nor shall any of them solicit, cause or encourage others to, make any comments or statements regarding the Investor Group or any of their respective partners, officers, directors or employees, which are derogatory or detrimental to, or which disparage, any of them. The foregoing shall not apply to compelled testimony, either by legal process, subpoena or otherwise, or to communications that are required by an applicable fiduciary or legal obligation and are subject to contractual provisions providing for confidential disclosure.

     11. The Company shall issue a press release substantially in the form attached hereto as Exhibit B (the "Press Release") as soon as practicable on or after the date hereof, but in no event later than March 8, 2010 and the Company shall file a corresponding Form 8-K that includes both the Press Release and this Agreement. As soon as practicable on or after the date hereof, but in no event later than March 8, 2010, the Investor Group shall file a corresponding amendment on its Schedule 13D. Neither the Company nor the Investor Group shall make any public announcement or statement that is inconsistent with or contrary to the statements made in the Press Release, except as required by law or the rules of any stock exchange or with the prior written consent of the other party. Each member of the Investor Group represents and warrants to the Company that it is unaware of any fact or circumstance that would require them to make any such disclosure.

     12. The Company and the Investor Group each acknowledge and agree that (a) a breach or a threatened breach by either party may give rise to irreparable injury inadequately compensable in damages and accordingly each party shall be entitled to injunctive relief, without proof of actual damages, to prevent a breach or threatened breach of the provisions hereof and to enforce specifically the terms and provisions hereof in any state or federal court having jurisdiction, (b) neither party shall plead in defense for any such relief that there would be an adequate remedy at law, (c) any applicable right or requirement that a bond be posted by either party is waived and (d) such remedies shall not be the exclusive remedies for a breach of this Agreement, but will be in addition to all other remedies available at law or in equity.

     13. The Investor Group, for the benefit of the Company and each of the Company's controlling persons, officers, directors, stockholders, agents, affiliates, employees, attorneys and assigns, past and present, in their capacity as such (the Company and each such person being a "Company Released Person"), hereby forever waives and releases, and covenants not to sue, any of the Company Released Persons for any and all claims, causes of action, actions, judgments,

March 4, 2010
Page 6

liens, debts, contracts, indebtedness, damages, losses, liabilities, rights, interests and demands of whatsoever kind or character (other than fraud) (collectively, Claims") based on any event, fact, act, omission, or failure to act by the Company Released Persons, whether known or unknown, occurring or existing prior to the date hereof; provided, however, this waiver and release and covenant not to sue shall not include any Claims arising out of or related to any obligations under, or breach of, this Agreement and does not extend to acts which are criminal.

     14. The Company, for the benefit of any member of the Investor Group and each of such member's controlling persons, officers, directors, stockholders, agents, affiliates, employees, attorneys and assigns, past and present, in their capacity as such (each such person being a "Investor Group Released Person"), hereby forever waives and releases and covenants not to sue, for any Claim based on any event, fact, act, omission or failure to act by such Investor Group Released Person, whether known or unknown, occurring or existing prior to the date hereof; provided, however, this waiver and release and covenant not to sue shall not include any Claims arising out of or related to any obligations under, or breach of, this Agreement and does not extend to acts which are criminal.

     15. All notices and other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person or by facsimile, or by Federal Express or registered or certified mail, postage pre-paid, return receipt requested, as follows:


          If to the Company:


                Red Robin Gourmet Burgers, Inc.
                6312 South Fiddlers Green Circle, # 200N
                Greenwood Village, CO  80111
                Attn:  General Counsel


          with a copy (which shall not constitute notice) to:

                Ronald R. Levine, II
                Davis Graham & Stubbs LLP
                1550 17th Street, Suite 500
                Denver, CO  80202

          If to the Investor Group:

                Spotlight Advisors, LLC
                9 West 57th St., 26th Floor
                New York, NY 10019
                Attn:  Gregory P. Taxin

March 4, 2010
Page 7

          and:

                Clinton Group, Inc.
                9 West 57th St., 26th Floor
                New York, NY 10019
                Attn:  General Counsel

          with a copy (which shall not constitute notice) to:

                David Rosewater
                c/o Schulte Roth & Zabel LLP
                919 Third Avenue
                New York, NY 10022

     16. This Agreement may be executed by the signatories hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

     17. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws principles. The parties hereto consent to personal jurisdiction and venue in any action to enforce this Agreement in any court of competent jurisdiction located in Denver, Colorado.

     18. This Agreement constitutes the only agreement between the Investor Group and the Company with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions whether oral or written. This Agreement shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by any party without the express written consent of the other party. No amendment, modification, supplement or waiver of any provision of this Agreement may in any event be effective unless in writing and signed by the party or parties affected thereby.

     19. The Company represents and warrants that (a) the Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms.

     20. Spotlight represents and warrants that (a) it has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and (b) this Agreement has been duly and validly authorized, executed and delivered by Spotlight, constitutes a valid and binding obligation and agreement of Spotlight and is enforceable against Spotlight in accordance with its terms.

     21. Clinton represents and warrants that (a) it has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the

March 4, 2010
Page 8

transactions contemplated hereby, and (b) this Agreement has been duly and validly authorized, executed and delivered by Clinton, constitutes a valid and binding obligation and agreement of Clinton and is enforceable against Clinton in accordance with its terms.

     22. The Company shall be responsible for reimbursing the Investor Group for its reasonable and documented legal expenses incurred by the Investor Group prior to the date hereof in connection with the execution and delivery of this Agreement by the Investor Group and its related prior activities, provided that in no event shall the Company be required to reimburse the Investor Group an amount more than $50,000.


                            [SIGNATURE PAGE FOLLOWS]

                                         Very truly yours,


                                         RED ROBIN GOURMET BURGERS, INC.


                                         By: /s/ Annita M. Menogan
                                             -----------------------------------
                                             Name:  Annita M. Menogan
                                             Title: Senior Vice President and
                                                    Chief Legal Officer

Accepted and agreed to:



SPOTLIGHT ADVISORS, LLC
on behalf of itself and its affiliates


By:   /s/ Gregory Taxin
      ----------------------------------
      Name:  Gregory Taxin
      Title: Managing Member



CLINTON GROUP, INC.
on behalf of itself and its affiliates


By:   /s/ Francis A. Ruchalski
      ----------------------------------
      Name:  Francis A. Ruchalski
      Title: CFO

                                    EXHIBIT A


     When a quorum is present at any meeting for the election of directors, a nominee for director shall be elected by the stockholders at such meeting if the votes cast "for" such nominee's election exceed the votes cast "against" (or "withheld" from) such nominee's election (with "abstentions" and "broker non-votes" not counted as a vote either "for" or "against" that director's election); provided, that directors shall be elected by a plurality of the votes cast at any meeting of stockholders for which (i) the secretary of the corporation receives a notice that a stockholder has nominated a person for election to the Board of Directors in compliance with the advance notice requirements for stockholder nominees for director set forth in Article SIXTH, Section C hereof and (ii) such nomination has not been rejected by the company for any reason or withdrawn by such stockholder on or before the tenth business day before the corporation first mails its notice of meeting to the stockholders. In the event the votes cast "against" (or "withheld" from) the nominee exceed the votes cast "for" such nominee (with "abstentions" and "broker non-votes" not counted as a vote either "for" or "against" that director's election) (a "No Vote"), the resulting vacancy shall be filled only by a majority vote of the directors then in office, though less than a quorum (and not by stockholders), and the directors so chosen shall serve for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires or until such director's successor shall have been duly elected and qualified. In no event shall the Board nominate or elect a person to the Board who has received a No Vote subsequent to the adoption of this provision.

                                    EXHIBIT B


          RED ROBIN APPOINTS ROBERT AIKEN, LLOYD HILL, AND STUART ORAN
                            TO THE BOARD OF DIRECTORS


     COMPANY WILL SEEK SHAREHOLDER APPROVAL FOR MAJORITY VOTING STANDARD FOR
                         UNCONTESTED DIRECTOR ELECTIONS


     "STANDSTILL AGREEMENT" SIGNED WITH CLINTON GROUP AND SPOTLIGHT ADVISORS



Greenwood Village, Colo. -- March 4, 2010 -Red Robin Gourmet Burgers, Inc., (NASDAQ: RRGB) today announced the appointment of Robert Aiken, Lloyd Hill and Stuart Oran to its Board of Directors.

"As we have previously announced, the Company's Board of Directors has been proactively taking steps to enhance governance and has been reviewing new board member candidates with industry expertise. Today, I'm pleased to welcome Bob, Lloyd and Stuart to the Board of Directors. Each individual possesses a significant amount of foodservice experience and I look forward to their future contributions to Red Robin and the Board of Directors," said Pattye Moore, Red Robin's recently appointed independent Board Chair. "In addition, we are seeking to add one additional experienced director in the future."

Robert Aiken is the former President and Chief Executive Officer of U.S. Foodservice, Inc., one of the country's premier foodservice distributors, with annualized revenue of approximately $20 billion and an array of services to more than 250,000 customers. Under his leadership, U.S. Foodservice has developed an integrity-based culture committed to helping customers win, and promoted industry-leading food safety and quality assurance standards around the world. Mr. Aiken joined U.S. Foodservice in 2004 and held several senior executive positions including President and Chief Operating Officer and Executive Vice President of Sales/Marketing and Supply Chain, before being named CEO in 2007. Prior to joining U.S. Foodservice, Mr. Aiken held numerous executive positions in the food processing and distribution industry. He began his career as an attorney. He holds accounting and law degrees from Georgetown University.

Lloyd Hill is the former Chairman and CEO of Applebee's International, Inc. Mr. Hill joined Applebee's in January 1994 and served in numerous executive and board positions including chief executive officer and chairman of the board until his retirement in September 2006. Under his leadership, Applebee's grew into the largest casual dining concept in the world, with nearly 1,900 restaurants in 49 states and 17 countries. In 2005, Hill was named by Institutional Investor magazine as one of America's Best CEOs and as one of the top-performing CEOs within the restaurant industry. He also was named 2005 Operator of the Year by the operators-readers of Nation's Restaurant News. Prior to joining Applebee's, Hill served in executive positions at Kimberly Quality Care and Marion Health and Safety. Mr. Hill is on the board of numerous professional and community organizations.

Stuart Oran is the Managing Member of Roxbury Capital Group LLC, a merchant banking firm he founded in 2002, and a co-founder of Bond Street Holdings LLC, formed to acquire failed banks in FDIC-assisted transactions. Mr. Oran has served on the Boards of Directors of a number of public and private companies, including Wendy's International, Inc. (WEN), Deerfield Capital Corp. (DFR), and United Air Lines, Inc. (operating airline subsidiary of UAL Corporation). During his tenure at Wendy's, Mr. Oran was an active participant on the Strategic Planning Committee overseeing development of a new strategic plan, brand reinvigoration, and a new marketing focus; was actively involved on the Finance Advisory Committee, overseeing major asset dispositions; and was Chairman of the Franchisee Relations Committee, established to improve communication with Wendy's franchisees. From 1994 to 2002, Mr. Oran held a number of senior executive positions at UAL Corporation, including Senior Vice President-International, with responsibility for United's $6 billion International Division. Prior to joining UAL, Oran was a corporate partner at the New York law firm of Paul, Weiss, Rifkind, Wharton & Garrison.

The Company will increase the size of the Board to 11 members with the appointment of Mr. Aiken as a Class I director, and Mr. Hill and Mr. Oran as Class II directors. The terms of Edward Harvey and Gary Singer, who have decided not to stand for re-election, shall expire at the 2010 Annual Meeting.

The Company will be proposing that shareholders approve a majority voting standard for uncontested director elections at the upcoming 2010 annual meeting. The Board has also approved an amendment to the Company's equity incentive plan to prohibit actions such as option re-pricings and option cash tender offers, without shareholder approval.

The Company also announced that it had reached an agreement with institutional shareholder Clinton Group, Inc. ("Clinton") and Spotlight Advisors, LLC ("Spotlight") under which, among other things, Clinton and Spotlight have agreed not to take certain actions during a "standstill" period that expires on December 31, 2010, or under certain circumstances, such earlier date as defined under the agreement.

"We appreciate the Board's swift and thoughtful response to our concerns on behalf of all shareholders," said Gregory P. Taxin, Managing Member of Spotlight. "We believe the changes the Company is announcing today lay the foundation for future success and growth and for the creation of significant shareholder value."


ABOUT RED ROBIN GOURMET BURGERS, INC. (NASDAQ: RRGB)
Red Robin Gourmet Burgers, Inc. (www.redrobin.com), a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., serves up wholesome, fun, feel-good experiences in a family-friendly environment. Red Robin(R) restaurants are famous for serving more than two dozen insanely delicious, high-quality gourmet burgers in a variety of recipes with Bottomless Steak Fries(R), as well as salads, soups, appetizers, entrees, desserts, and signature Mad Mixology(R) Beverages. There are more than 430 Red Robin(R) restaurants located across the United States and Canada, including company-owned locations and those operating under franchise agreements.

For further information contact:
ICR
Don Duffy
203-682-8215